Exhibit 99.1

For more information contact Media: Alicia Dixon Phone 713.207.5885 Investors: Dave Mordy Phone 713.207.6500

For Immediate Release
CenterPoint Energy Announces Leadership Transition

•	Current Director John W. Somerhalder II appointed interim President and Chief Executive Officer, succeeding prior President and Chief Executive Officer Scott M. Prochazka

•	Company to announce strong full-year 2019 results and provide 2020 EPS guidance during earnings call on February 27

Houston, February 19, 2020 – CenterPoint Energy, Inc. (NYSE: CNP) today announced that its board of directors has appointed John W. Somerhalder II as interim President and Chief Executive Officer to succeed Scott M. Prochazka, who has stepped down as President and Chief Executive Officer, and as a member of the board of directors.

Mr. Somerhalder is a 40-year energy industry veteran, including as Chief Executive and a Director of AGL Resources Inc., a natural gas utility. He has served as a Director of CenterPoint Energy, Inc. since 2016 and also serves as Director and Trustee on the boards of numerous non-profit organizations. The company has commenced a process to identify a permanent CEO and has formed a sub-committee of the board to support the selection process. These changes are effective immediately.

Milton Carroll, Executive Chairman, said, “On behalf of the board of directors and CenterPoint Energy’s employees, I would like to thank Scott for his meaningful contributions to the company during his distinguished career. Scott led CenterPoint Energy through significant growth and transformation and, under his leadership, we made progress in our journey to achieve our vision to lead the nation in delivering energy, service, and value.”

Mr. Carroll added, “The board has determined that now is the right time for a new leader with a fresh strategic perspective to lead the company through its next phase of growth and value creation. We are fortunate to have found in John an outstanding energy industry executive with vast utility experience and the skills to ensure that we continue our momentum during the search process.”

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Mr. Somerhalder said, “I am privileged to step in and lead this company and its talented employees to ensure that we remain focused on meeting our commitments. As interim President and CEO, I am intent on delivering strong performance, continuous dividend growth, and a strengthened balance sheet, while enhancing our business risk profile, earnings quality, and earnings growth for the benefit of our stakeholders.”

Mr. Somerhalder added, “Our Chief Financial Officer Xia Liu and I look forward to discussing our strong 2019 performance, as well as providing our 2020 EPS guidance and utility EPS growth target during our upcoming earnings call on February 27. I also look forward to working alongside the leadership team in the exciting next phase of the company’s future.”

About John W. Somerhalder II

John W. Somerhalder II has been a Director of CenterPoint Energy, Inc. since October 2016. Mr. Somerhalder is a private investor. He most recently served as Interim President and Chief Executive Officer of Colonial Pipeline Company, a privately held company that operates a refined liquid petroleum products pipeline system, from February 2017 to October 2017. Prior to joining Colonial Pipeline Company, Mr. Somerhalder served as President, Chief Executive Officer and as a director of AGL Resources Inc., a former publicly traded energy services holding company, which was acquired by Southern Company, whose principal business is the distribution of natural gas, from March 2006 through December 2015 and as Chairman of the Board of AGL Resources Inc. from November 2007 through December 2015. Prior to joining AGL Resources Inc., he served in a number of roles with El Paso Corporation, a publicly traded natural gas and related energy products provider, and its subsidiaries since 1977, including as Executive Vice President, and as President of El Paso Pipeline Group. He has served as a director of Crestwood Equity GP LLC, the general partner of Crestwood Equity Partners LP, and he served as a director of SunCoke Energy Partners GP LLC, the general partner of SunCoke Energy Partners, LP from 2017 to July 2019. He currently serves as director and trustee on the boards of numerous non-profit organizations.

About CenterPoint Energy, Inc.
Headquartered in Houston, Texas, CenterPoint Energy, Inc. is an energy delivery company with regulated utility businesses in eight states and a competitive energy businesses footprint in nearly 40 states. Through its electric transmission & distribution, power generation and natural gas distribution businesses, the company serves more than 7 million metered customers in Arkansas, Indiana, Louisiana, Minnesota, Mississippi, Ohio, Oklahoma, and Texas. CenterPoint Energy’s competitive energy businesses include natural gas marketing and energy-related services; energy efficiency, sustainability and infrastructure modernization solutions; and construction and repair services for pipeline systems, primarily natural gas. The company also owns 53.7 percent of the common units representing limited partner interests in Enable Midstream Partners, LP, a publicly traded master limited partnership that owns, operates and develops strategically located natural gas and crude oil infrastructure assets. With approximately 14,000 employees and approximately $35 billion in assets, CenterPoint Energy, Inc. and its predecessor companies have been in business for more than 150 years. For more information, visit CenterPointEnergy.com.

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon assumptions of management which are believed to be reasonable at the time made and are subject to significant risks and uncertainties. Actual events and results may differ materially from those expressed or implied by these forward-looking statements. Any statements in this news release regarding future earnings, and future financial performance and results of operations, including, but not limited to earnings guidance, targeted dividend growth rate and any other statements that are not historical facts are forward-looking statements. Each forward-looking statement contained in this news release speaks only as of the date of this release.

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